ADDENDUM TO DEVELOPMENT AGREEMENT
                             BETWEEN
             ANDREW LIMPERT AND MICHAEL CHRISTENSEN
                               OR
                        SUCCESSOR ENTITY

                Dated this 19th day of July, 2001

     Mr. Michael Christensen and Mr. Andrew Limpert acknowledge and agree that they entered into a certain Development Agreement dated January 30, 2001, a copy of which will be attached and incorporated to this Addendum. Both parties now represent and agree that certain modifications and clarifications are required in such Development Agreement due to subsequent transactions between the parties or successors. The purpose of this Addendum is to clarify, set-out and memorialize the additional terms and provisions to the existing agreement and relationship between the parties.

     Limpert and Christensen mutually agree and covenant that subsequent to the execution of the original attached Development Agreement, Michael Christensen has designated Mortgage Professional Lead Source, Inc. ("MPLS") as the designated entity to which the prescribed developmental services are to be tendered by Limpert and Limpert has agreed to the tender of those services to this entity presently engaged in an SEC SB-1 Registration.

     The parties (Limpert and MPLS) further agree that the intended length of services shall be through the completion of the foregoing registration of MPLS and the contemplated expenditure of any proceeds. The stated two years of services under the Development Agreement is an outside date and neither party contemplates continuing services for that length of time within the provisions of this paragraph.

     For further clarification purposes, it is stated that the services of Limpert will be rendered solely at the discretionary election of MPLS through its Board of Directors and/or designated officer or officers. It is further contemplated and agreed between the parties that the time and provision for such services shall be an estimated 5 to 15 hours per month during the period when services may be rendered, if and when required.

     The parties have further agreed and stipulated that the share percentage to be earned by Limpert under the terms of the attached Development Agreement were set prior to the determination of the offering price for the MPLS shares at $1.00 per share in the pending Registration of MPLS. Further, subsequent to the entry of the Development Agreement, Mr. Limpert was requested and agreed to supply an additional $10,000 in capital to MPLS in consideration for most of the original 150,000 shares issued to him as described in the Development Agreement, being a 30% interest in the issued shares at the date of the Development Agreement. As a result, it is agreed and stipulated between MPLS and Limpert that the number of shares being issued for development services under the attached and incorporated Agreement are 5,000 shares valued at $1.00 per share; and that the share being issued to Mr. Limpert for the $10,000 of additional capital contribution to MPLS are 145,000 shares valued at $0.07 per share.

     The undersigned principal officer for MPLS represents that he has been fully and duly authorized to enter into this Addendum pursuant to resolution of the Board of Directors of MPLS.

     The parties do not wish to modify or change any of the other terms or provisions of the attached and incorporated Development Agreement, except as specifically set-out in this Addendum and fully incorporate all other terms provision of such Agreement

     Dated the day and date first above written.


                                   Mortgage Professional Lead
                                     Source, Inc.


By: /s/ Andrew Limpert             By: Mr. Gregory Willits
----------------------             -----------------------
Andrew Limpert                     Gregory Willits
                                   Its President